EXHIBIT 11

                        Latshaw Enterprises, Inc.


                    Primary and Fully Diluted Net Income
                       per Common Share Computation





                            Three Months Ended          Six Months Ended
                         April 29,      April 30,     April 29,    April 30,
                           1995           1994          1995         1994
                              (In thousands except per share data)

Primary
Net income  applicable to
  common shareholders      $761           $334         $1,234        $876

Weighted average number
  of common shares
  outstanding during
  the period                497            493           497         493

Add - common equivalent
  shares (determined using
  the "treasury stock
  method") representing
  shares issuable upon the
  exercise of stock
  options granted            18            18            20           17

Weighted average number
  of common and common
  equivalent shares
  outstanding               515           511           517          510

Net income per share      $1.48         $ .65         $2.39        $1.72





Fully Diluted
Net income                $ 761         $ 334        $1,234         $876

Add - interest expense
  of convertible
  subordinated debentures    37            29            72           58

Net income applicable to
common shareholders        $798         $ 363        $1,306         $934

Weighted average number
  of common shares
  outstanding during
  the period                497           493          497          493

Add - common equivalent
  shares (determined using
  the "treasury stock
  method") representing
  shares issuable upon the
  exercise of stock options
  granted                    18            21           20            22



Add - dilutive convertible
  subordinated debentures   500           500          500           500

Weighted average number of
  common and common
  equivalent shares
  outstanding             1,015         1,014        1,017         1,015

Net income per share      $ .79         $. 36        $1.28         $ .92